Second Amendment to Executive Letter of Appointment

This Second Amendment to the Executive Letter of Appointment by and between Lightlake Therapeutics Inc. (the “Company”) and Kevin Pollack, Esq. (the “Employee”) (collectively, the “Parties”) dated November 26, 2012 (the “Letter”), and amended on December 31, 2012, is entered into by and between the Company and Employee effective as of December 31, 2013 (the “Second Amendment”).

WHEREAS the Letter, as amended, reengaged Employee as Chief Financial Officer (“CFO”) of the Company;

WHEREAS the Company has requested that Employee provide services beneficial to the Company that are beyond the scope of the Letter, as amended (the “Services”);

WHEREAS Employee has not been receiving meaningful cash compensation to date and has received an amount of options deemed by the Company to be inadequate to retain Employee as CFO;

WHEREAS the Company seeks to retain Employee as CFO; and

WHEREAS the Company seeks to provide Employee with additional incentive to remain CFO and perform the Services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby mutually agree to amend the Letter, as amended, with this Second Amendment as follows:

1)	Employee shall provide the Services from January 1, 2014 through December 31, 2015 (the “Term”).

2)	Any compensation granted herein by the Company to Employee shall be in addition to any other option compensation and any other warrant compensation previously granted by the Company to Employee and shall be in addition to any accrued compensation and other cash amounts owed by the Company to Employee.

3)	From January 1, 2014 through December 31, 2014, Employee shall receive from the Company annual base cash pay of US$450,000.00 (the “2014 Base Cash Compensation”), unless otherwise agreed in writing by the Parties. Such 2014 Base Cash Compensation shall be paid by the Company to Employee in US$37,500.00 monthly cash installments on the first day of each calendar month. From January 1, 2015 through December 31, 2015, Employee shall receive from the Company annual base cash pay of US$562,500 (the “2015 Base Cash Compensation”), unless otherwise agreed in writing by the Parties. Such 2015 Base Cash Compensation shall be paid by the Company to Employee in US$46,875.00 monthly cash installments on the first day of each calendar month. In the event that the first day of a calendar month is a day on which the Company’s primary bank is not open for business, the relevant payment shall be made by the Company to Employee on the next day that the Company’s bank is open for business.

Employee shall receive incentive bonus cash pay (the “Incentive Bonus Cash Compensation”) upon the occurrence of certain events (each, an “Incentive Bonus Event”) between January 1, 2014 and December 31, 2015. Each Incentive Bonus Event and the corresponding Incentive Bonus Cash Compensation amount for such Incentive Bonus Event that shall be paid by the Company to Employee upon the occurrence of such Incentive Bonus Event is as follows: (a) date of commencement of the next trial for the Company’s opioid overdose treatment (the “Overdose Product”): US$80,000; (b) date of filing and/or submission of the Overdose Product for approval by the United States Food and Drug Administration (the “FDA”), whether via a New Drug Application or otherwise: US$235,000; (c) date of approval of the Overdose Product by the FDA: US$380,000; (d) date of the first to occur of the following with respect to the Overdose Product: (i) partnership; (ii) sale; or (iii) other significant transaction determined in good faith by a majority of the Board of Directors: US$170,000; (e) date achieve US$1,000,000 of total Overdose Product revenue: US$135,000; (f) date achieve US$5,000,000 of total Overdose Product revenue: US$215,000; (g) date achieve US$10,000,000 of total Overdose Product revenue: US$335,000; (h) date achieve US$25,000,000 of total Overdose Product revenue: US$480,000; (i) date achieve US$50,000,000 of total Overdose Product revenue: US$720,000; (j) date achieve US$100,000,000 of total Overdose Product revenue: US$965,000; (k) date(s) of commencement of each of the next two (2) binge eating disorder trials (per trial): US$90,000; (l) date(s) of commencement of any other trial(s) not previously mentioned in (a) through (k) above (US$ per trial): US$75,000; (m) date(s) of filing of any patent application(s) in any jurisdiction(s) (US$ per each specific patent sought in each jurisdiction): US$20,000; and (n) date(s) of approval of any patent application(s) in any jurisdiction(s) (US$ per approval of each specific patent sought in each jurisdiction): US$35,000. In addition, a majority of the Board of Directors has the discretion to determine in good faith and approve other Incentive Bonus Events and the corresponding Incentive Bonus Cash Compensation amount that shall be paid by the Company to Employee upon the occurrence of each such Incentive Bonus Event. The Company shall pay Employee the relevant amount of Incentive Bonus Cash Compensation upon the occurrence of each corresponding Incentive Bonus Event.

Employee shall accrue paid time off (the “PTO”) at the rate of twenty-five (25) days for each calendar year, prorated as applicable for any particular calendar year and subject to the terms of the Company’s vacation policy. PTO is meant to include all vacation, personal, and sick days. Employee shall be compensated at the rate of 2014 Base Cash Compensation for any PTO accrued during 2014 and at the rate of 2015 Base Cash Compensation for any PTO accrued during 2015. Employee shall also be entitled to paid Company holidays as generally given by the Company, which are currently defined to include New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day.

Between January 1, 2014 and December 31, 2014, the Company shall pay Employee no less than US$300,000 of the total cash compensation earned by Employee between January 1, 2014 and December 31, 2014. All amounts earned by Employee between January 1, 2014 and December 31, 2014 in excess of the amounts actually paid to Employee shall accrue and be owed by the Company to Employee.

Notwithstanding the foregoing, between January 1, 2014 and December 31, 2014, Employee shall not actually receive more than US$300,000 of the total cash compensation earned by Employee between January 1, 2014 and December 31, 2014 unless either: (a) there is a Change in Control (as hereinafter defined); (b) a termination event as set forth in Paragraph 7 herein; or (c) a majority of the Board of Directors approves the receipt of cash compensation by Employee from the Company in excess of US$300,000 between January 1, 2014 and December 31, 2014, in which case a majority of the Board of Directors shall determine the amount of such payment of cash compensation by the Company to Employee, but in no event shall such amount be in excess of the total amounts owed by the Company to Employee at such time.

Notwithstanding the foregoing, irrespective of the employment status of Employee: (a) the Company shall pay Employee at least fifty percent (50%) of all Owed Amounts (as hereinafter defined) as of May 31, 2015 (the “First Calculation Date”) (fifty percent (50%) of the total Owed Amounts (as hereinafter defined) as of the First Calculation Date being defined as the “First Calculation Amount”), no later than June 30, 2015 (the “First Payment Date”); and (b) the Company shall pay Employee one hundred percent (100%) of all Owed Amounts (as hereinafter defined) as of December 31, 2015 (the “Second Calculation Date”) no later than January 31, 2016 (the “Second Payment Date”) (the “Second Calculation Amount”). “Owed Amounts” is defined as the total cash amounts owed by the Company to Employee, including, but not limited to, earned and unpaid 2014 Base Cash Compensation, earned and unpaid 2015 Base Cash Compensation, earned and unpaid Incentive Bonus Cash Compensation, earned and unpaid PTO, and any other amounts owed by the Company to Employee, including, but not limited to, amounts due to be reimbursed to Employee. In the event that less than the First Calculation Amount is paid by the Company to Employee between the First Calculation Date and the First Payment Date, then the Company shall pay a late fee penalty to Employee and such penalty shall be in the form of: (a) interest at a rate of six percent (6%) per annum for the first three (3) months after the First Payment Date; and (b) interest at a rate of nine percent (9%) per annum for the next four (4) months. Such interest rates shall apply to an amount equal to the First Calculation Amount minus any payments of Owed Amounts as of the First Calculation Date made by the Company to Employee between the First Calculation Date and January 31, 2016. In the event that the Second Calculation Amount is not paid by the Company to Employee on or before the Second Payment Date, then the Company shall pay a late fee penalty to Employee and such penalty shall be in the form of: (a) interest at a rate of ten percent (10%) per annum for the first three (3) months after the Second Payment Date; and (b) interest at a rate of fifteen percent (15%) per annum thereafter until all Owed Amounts as of the Second Calculation Date are paid in full by the Company to Employee.

4)	Employee shall be entitled to timely reimbursement of all reasonable expenses incurred by Employee in the performance of duties in accordance with the Company’s policies.

5)	Employee shall be granted the following options, all of which shall fully vest on the date hereof: (a) cashless stock options for seven million five hundred thousand (7,500,000) shares of common stock of the Company (the “Common Stock”), exercisable at US$0.06 with the life of such options being ten (10) years; (b) cashless stock options for nine million (9,000,000) shares of Common Stock, exercisable at US$0.08 with the life of such options being ten (10) years; and (c) cashless stock options for nine million (9,000,000) shares of Common Stock, exercisable at US$0.10 with the life of such options being ten (10) years.

Between February 1, 2014 and December 31, 2014, the Company shall grant Employee fully vested cashless stock options for an amount of shares of Common Stock equal to no less than six percent (6%) of the Total Fully Diluted Shares of the Company (as hereinafter defined) as of December 15, 2014, and between January 1, 2015 and December 31, 2015, the Company shall grant Employee fully vested cashless stock options for an amount of shares of Common Stock equal to no less than six percent (6%) of the Total Fully Diluted Shares of the Company (as hereinafter defined) as of December 15, 2015 (collectively, the “Additional Options”). All of the Additional Options shall be cashless, have a life of ten (10) years, and fully vest on the dates of their issuances. At least one-third (1/3) of the Additional Options shall have an exercise price equal to the market price of the Common Stock at the time(s) of their issuance(s) and the remaining Additional Options shall have an exercise price no greater than twenty percent (20%) above the market price of the Common Stock at the time(s) of their issuance(s). “Total Fully Diluted Shares of the Company” is defined as the sum of: (i) all outstanding shares of Common Stock, regardless of whether such shares are restricted; (ii) all of the shares of Common Stock that all outstanding warrants issued or granted by the Company can be exercised into, treating all warrants as exercised regardless of any restrictions on their exercise, regardless of their exercise prices (i.e. assuming that every outstanding warrant is “in the money” even if they are not), and regardless of whether such warrants are cashless; (iii) all of the shares of Common Stock that all outstanding options issued or granted by the Company can be exercised into, treating all options as exercised regardless of any restrictions on their exercise, regardless of their exercise prices (i.e. assuming that every outstanding option is “in the money” even if they are not), and regardless of whether such options are cashless; (iv) all of the shares of Common Stock that all preferred stock issued by the Company can be converted into, treating all preferred stock as converted regardless of any restrictions on their conversion and regardless of their conversion prices (i.e. assuming that all issued preferred stock is converted into Common Stock even if they are not); (v) all of the shares of Common Stock that all derivative securities issued by the Company, including, but not limited to, convertible securities, can be converted into, treating all derivative securities as converted regardless of any restrictions on their conversion and regardless of their conversion prices (i.e. assuming that all derivative securities are converted into Common Stock even if they are not); and (vi) and all other Common Stock equivalents, with such equivalents being treated in the same manner as (ii) through (v) above, as relevant.

All of the aforementioned options, including the Additional Options, shall be collectively defined as the “Options”. Such Options shall be exercisable in the form of Notice of Stock Option Grant attached as Exhibit A hereto, which Options may be exercised, where applicable, pursuant to the form of Notice of Exercise of Stock Option (the “Exercise Notice”) attached as Exhibit B hereto. Notwithstanding any provisions of the Options to the contrary, if the fair market value of one share of common stock is greater than the relevant exercise price (the “Exercise Price”) (at the date of calculation as set forth below), in lieu of exercising the Options for cash, Employee may elect to receive shares equal to the value (as determined below) of the Options (or the portion thereof being exercised) by surrender of the Options at the principal office of the Company together with the properly signed Exercise Notice in which event the Company shall issue to Employee a number of shares of Common Stock computed using the following formula:

X=	Y(A-B)
A

Where X =	the number of shares of Common Stock to be issued to Employee
Y =	the number of shares of Common Stock purchasable under the Options or, if only a portion of the Options are being exercised, the portion of the Options being exercised (at the date of such calculation)
A =	the fair market value of one share of the Common Stock (at the date of such calculation)
B =	the Exercise Price per share (as adjusted to the date of such calculation)

Within one (1) month following the date(s) of their grant(s), the Company shall deliver to Employee all Options granted herein. All such Options delivered to Employee may be delivered to Employee electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form. For all Options granted to Employee electronic delivery of a signed Exercise Notice along with electronic delivery of such Options shall have the same exercise effect as surrendering such Options at the principal office of the Company together with the properly signed Exercise Notice.

All shares of Common Stock underlying the Options set forth above and all shares of Common Stock underlying all warrants and options previously granted to Employee shall be delivered in registered and freely transferrable form. Within one (1) year from the date hereof, the Company shall register all such stock under the Securities Act of 1933, as amended, to ensure that registered and freely transferrable Common Stock shall be delivered to Employee upon the exercise of the Options and previously granted options and warrants. Within one (1) year from the date hereof the Company shall adopt a stock incentive plan that is tax-efficient for Employee.

Additional incentive awards, stock, warrants, and stock options may be granted by the Company to Employee at the discretion of the majority of the Board of Directors. Employee’s right to exercise any Options and any previously granted options and warrants shall not be restricted in any way by any language with respect to being in full compliance with any other agreements. Any language in any such Option, option and warrant that is the same as or comparable to “Notwithstanding anything to the contrary contained in any agreement with the Company, it is an absolute condition of the Optionee’s right to exercise any Option that the Optionee be in full compliance with any other agreements between the Optionee and the Company, including without limitation any confidentiality agreements” is hereby void, invalid, and without any force or effect. Any language in any such Option, option and warrant that is the same as or comparable to “In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, in accordance with your rights, including your compensation and vesting rights, with respect to the Option and the Shares underlying the Option, as set forth in the Letter, including, without limitation, pursuant to Sections 2, 3, and 6 thereof” is hereby void, invalid, and without any force or effect.

6)	Employee shall be eligible to participate in the benefit plans established for Company senior management and officers, including, but not limited to, life insurance providing for US$1,000,000 of death benefit, health insurance coverage, and dental insurance coverage, in each case to the same extent and in the same manner as other similarly situated executives, and 401(k) and other employee benefit programs and equity programs for which management employees of the Company are generally eligible. The Company shall establish and pay for the aforementioned life insurance, health insurance, and dental insurance benefit plans before April 1, 2014. In the event that such benefit plans are not established by April 1, 2014 or such benefits are not paid for by the Company, then the Company shall reimburse Employee for the reasonable costs of such benefits to the extent that Employee personally pays for any such benefits until such benefit plans are established and such benefits are paid for by the Company. Employee shall be entitled to participate in any other executive bonus program implemented for executives of the Company and approved by a majority of the Board of Directors.

7)	Termination provisions and change in control provisions in all prior agreements between the Company and Employee, including in the Letter, are hereby void, invalid, and without any force or effect. As per this Second Amendment, the new termination provisions and change in control provisions applicable to Employee are as follows:

a.	Termination of Employment by the Company for Cause: Notwithstanding anything herein to the contrary, during the Term the Company may terminate the Letter, as amended, at any time for Cause (as hereinafter defined). In such an event Employee shall be deemed effectively terminated as of the time of delivery of such notice. For the avoidance of doubt, there will be no severance pay or other special payment upon such termination of employment by the Company for Cause and the Company shall not be obligated to provide any further compensation to Employee, except that Employee shall be entitled to all such options and warrants that have vested, and all Owed Amounts to which Employee is entitled to through the date of such termination and the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) all such Owed Amounts within sixty (60) days after the date of such termination. For purposes of the Letter, as amended, “Cause” means: (i) the committing of any material breach, or repeat (after previous written warning, which warning may be provided electronically) of any breach of any of the terms of the Letter, as amended; (ii) being guilty of any serious misconduct or (after previous written warning) willful neglect in the discharge of Employee’s duties under the Letter, as amended; (iii) being convicted of any criminal offense (except minor traffic violations), which a majority of the Board of Directors reasonably believes materially and/or adversely affects Employee’s ability to continue as CFO of the Company; or (iv) becoming disqualified or prohibited by law from serving as CFO of the Company.

b.	Termination of Employment by the Company without Cause and Severance Benefits Awarded: If during the Term the Company terminates Employee’s employment or if Employee resigns within twelve (12) months of a Constructive Termination (as hereinafter defined) of Employee’s employment, and in either case such termination is not for Cause, then the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) within sixty (60) days after the date of such termination the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) either (A) two (2) times the 2014 Base Cash Compensation if such termination is during 2014, or (B) two (2) times the 2015 Base Cash Compensation if such termination is during 2015; and (iii) one (1) times the total Incentive Bonus Cash Compensation earned by Employee, regardless whether paid to Employee, from January 1, 2014 through the date of such termination. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Constructive Termination shall occur if: (i) either (A) there is a reduction of any amounts of Employee’s compensation set forth in the Letter, as amended, or a reduction in annual cash pay or a material adverse change to the incentive plan that affects Employee differentially and adversely from other employees, management, and/or officers with comparable levels of responsibility; (B) there is a material change in Employee’s authority, duties, or responsibilities, including without limitation Employee’s ceasing to be the CFO, or Employee’s no longer being part of the executive team; (C) Employee ceases to be a member of the Board of Directors, except in the event of termination for Cause or Employee death or disability; (D) upon the Company’s or its successor’s reasonable request, Employee refuses to relocate to a facility or location more than five (5) miles from Employee’s location at such time; (E) the Employee is subjected to discrimination, harassment or abuse as a result of Employee’s race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; (F) there is a failure of a successor of the Company to assume the obligations of the Letter, as amended; or (G) there is a material breach by the Company of the Letter, as amended; and (ii) Employee provides the Board of Directors written notice within thirty (30) days after the occurrence of one or more of the above events in (i); and (iii) the Board of Directors does not remedy the condition so identified within thirty (30) days.
c.	Termination of Employment Due to Death or Disability and Severance Benefits Awarded: Employee’s employment shall be deemed terminated by the Company upon Employee’s death. The Company may terminate Employee’s employment for disability. In the event of a termination as a result of Employee’s disability or death, the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) on the date which is sixty (60) days after the date of such termination the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) either (A) one (1) times the 2014 Base Cash Compensation if such termination is during 2014, or (B) one (1) times the 2015 Base Cash Compensation if such termination is during 2015; and (iii) one-half (0.5) times the total Incentive Bonus Cash Compensation earned by Employee, regardless whether paid to Employee, from January 1, 2014 through the date of such termination. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

d.	Non-renewal of Employment: In the event that Employee: (i) is employed by the Company on December 31, 2015; and (ii) has not been renewed for employment as CFO from January 1, 2016 through at least December 31, 2016 with at least the following terms: (A) annual base cash pay that is at least twenty-five percent (25%) higher than the 2015 Base Cash Compensation with such annual base cash pay paid by the Company to Employee on at least a monthly basis; (B) benefits with at least the same terms as set forth in Paragraph 6 herein; (C) termination provisions and change in control provisions comparable to those set forth in (a), (b), (c), and (e) of this Paragraph 7; (D) Incentive Bonus Cash Compensation paid by the Company to Employee upon the occurrence of each Incentive Bonus Event set forth in Paragraph 3 herein during 2016; and (E) a bonus structure that guarantees Employee the issuance during 2016 (so long as Employee is not terminated for Cause prior to issuance and so long as there is not a death of Employee prior to issuance), of at least seventy-five percent (75%) of the higher of (I) the number of stock options granted to Employee during 2015; or (II) the number of stock options agreed to be granted to Employee during 2015; with all such options being cashless, having no restrictions on their exercise, vesting upon issuance, having a life of ten (10) years, and with at least one-third (1/3) of such options having an exercise price equal to the market price of the Common Stock at the time(s) of their issuance(s) and the remaining options having an exercise price no greater than twenty percent (20%) above the market price of the Common Stock at the time(s) of their issuance(s), then the Company shall pay Employee (or Employee’s estate, as soon as practicable after Employee’s death, if earlier) on the date which is no later than February 1, 2016 the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) one (1) times the 2015 Base Cash Compensation; and (iii) one-half (0.5) times the total Incentive Bonus Cash Compensation earned by Employee, regardless whether paid to Employee, during the Term. In the event of such non-renewal of employment, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

e.	Benefits Following a Change in Control of the Company: To the extent that during the Term there shall be a Change in Control (as hereinafter defined), notwithstanding any term to the contrary in the Letter, as amended, Employee shall be entitled to receive the Change in Control Compensation (as hereafter defined). For purposes of the Letter, as amended, a “Change in Control" means the occurrence of any one or more of the following: (i) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company or transfer of voting securities of the Company of at least fifty percent (50%) immediately before the transaction; (ii) the Company's shareholders approve a complete liquidation or dissolution of the Company; (iii) individuals who constitute the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; and for this purpose any individual who becomes a member of the Board of Directors after the date of the Letter, as amended, whose election, or nomination for election by holders of the Company's voting securities, was approved by the vote of at least a majority of the individuals then constituting the incumbent Board of Directors shall be considered a member of the incumbent Board of Directors; (iv) any transfer of ownership or control in which a new person or entity obtains a fifty percent (50%) or greater ownership interest in voting securities. For all purposes of the Letter, as amended, the term Change in Control Compensation shall mean the sum of: (i) all Owed Amounts to which Employee is entitled to; (ii) either (A) two (2) times the 2014 Base Cash Compensation if such Change in Control is during 2014, or (B) two (2) times the 2015 Base Cash Compensation if such Change in Control is during 2015; and (iii) two (2) times the total Incentive Bonus Cash Compensation earned by Employee, regardless whether paid to Employee, from January 1, 2014 through the date of such Change in Control. In the event of a Change in Control, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. The Change in Control Compensation shall be paid to Employee within twenty (20) days of the Change in Control. For avoidance of confusion, in the event of a Change in Control while Employee is employed by the Company, Employee shall be entitled to the Change in Control Compensation and not any other termination compensation set forth elsewhere in this Paragraph 7. In the event that Employee is terminated for any reason other than due to death of Employee as addressed in (c) above, and within one (1) year of termination there is a Change in Control, then Employee shall be entitled to the Change in Control Compensation.

8)	Except as otherwise provided herein, in the event that: (a) there is no termination of Employee or a Change in Control as per the terms of Paragraph 7 herein; and (b) Employee either (i) fails to provide the Services until December 31, 2015; or (ii) leaves the employ of the Company before December 31, 2015, then Employee shall waive: (a) all rights to any 2014 Base Cash Compensation not yet earned; (b) all rights to any 2015 Base Cash Compensation not yet earned; (c) all rights to any Incentive Bonus Cash Compensation not yet earned; (d) all rights to any PTO not yet earned; (e) all rights to any options not yet issued; and (f) all rights to the benefit plans set forth in Paragraph 6 herein, except that Employee shall receive four (4) months of such benefit plans and/or relevant reimbursements. Notwithstanding the foregoing, Employee shall be entitled to keep all vested warrants and options that have been issued to Employee and Employee shall be entitled to all Owed Amounts to which Employee is entitled to, which Owed Amounts shall be paid by the Company to Employee within sixty (60) days.

9)	This Second Amendment shall be governed by and construed in accordance with the laws of the United States, and specifically the laws of the state of New York. Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of New York.

10)	This Second Amendment and the Letter, as amended, constitute the entire understanding between the Parties relating to its subject matter, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. No waiver by a Party of any breach by another Party of any term, provision or condition of this Second Amendment, to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Second Amendment may not be modified or amended except in writing signed by the Parties. Each of the Parties hereto agrees that this Second Amendment has been jointly prepared, and that no claim may be asserted by any Party that any ambiguity in this Second Amendment may be construed against any one Party. Except as expressly herein amended, all of the terms and conditions of the Letter, as amended, shall continue in full force and effect, and the same are hereby ratified and confirmed. In the event of an inconsistency or conflict between any terms or conditions in the Letter, as amended, and in this Second Amendment, the terms in this Second Amendment shall govern.

11)	This Second Amendment may be executed in counterparts, each of which shall constitute an original but together shall constitute one and the same Second Amendment. The Parties further agree that such counterparts may be provided via scan, email, and/or facsimile to one another, each of which shall be binding upon the signatory who sends the scan, email and/or facsimile that was signed by such sending signatory. The Parties further agree to exchange the original signature pages hereof as soon as practicable after sending such scan, email and/or facsimile, but in any dispute or controversy, the Parties hereto agree that it shall not be necessary for any such Party to provide the original signature pages of the other as a condition of enforcing this Second Amendment, it being understood that such scan, email and/or facsimile signature pages shall be sufficient to establish the consent of the Party who sent the scan, email and/or facsimile that was signed by such sending signatory to be bound by the terms of this Second Amendment.

IN WITNESS WHEREOF the parties have executed this Second Amendment effective as of this 31st day of December 2013.

LIGHTLAKE THERAPEUTICS INC.

By: /s/ Dr. Roger Crystal

Name: Dr. Roger Crystal

Title: CEO

By: /s/ Kevin Pollack

Name: Kevin Pollack

Title: Chief Financial Officer

EXHIBIT A

FORM OF NOTICE OF STOCK OPTION GRANT

Dear Mr. Kevin Pollack (“Optionee”),

Reference is hereby made to (i) the Stock Option Plan of Lightlake Therapeutics Inc. (the “Company”) effective December 15, 2010 (the “Stock Option Plan”), and (ii) the Executive Letter of Appointment dated November 26, 2012, between the Company and Kevin Pollack, Esq., amended on December 31, 2012, and further amended on December 31, 2013 (as amended, restated, or otherwise modified from time to time, the “Letter”). Capitalized terms utilized herein shall have the meanings ascribed to them in the Stock Option Plan unless otherwise defined herein.

Optionee has been granted options to purchase Common Stock of the Company (with each share of Common Stock of the Company, a “Share”) as follows:

Board Approval Date:
Date of Grant:
Exercise Price per Share:
Total Number of Shares Granted:
Total Exercise Price:	Cashless exercise as per the Letter
Type of Options:	Non-Qualified Stock Options
Expiration Date:	The date that is ten (10) years from the Date of Grant
Termination Period:	These Options may be exercised for a period of ten (10) years from the Date of Grant, as appropriate. Optionee is responsible for keeping track of these exercise periods following termination for any reason of his service relationship with the Company, it being understood that Optionee is entitled to all rights, including compensation and vesting rights, with respect to these Options, as set forth in the Letter. The Company will not provide further notice of such periods.
Transferability:	These Options may not be transferred, except as permitted by applicable laws and regulations.
Restriction on Exercise:	None.
Vesting:	100% on the Date of Grant

Following receipt by the Company of evidence and/or an indemnity from the Optionee to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Options or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Subject to the restrictions and requirements of applicable law, these Options are exchangeable at any time for an equal aggregate number of options of different denominations, as reasonably requested by the Optionee surrendering the same, or in such denominations as may be requested by the Optionee (but not exceeding the number of Shares underlying the Options in these Options in the aggregate).  No service charge will be made for such registration or transfer, exchange or reissuance.

Shares issued to you upon exercise of these Options shall be registered under the Securities Act of 1933, as amended, and shall be freely transferrable. To the extent that the terms of the Stock Option Plan differ from the terms of this Notice of Stock Option Grant (the “Notice”), the terms of this Notice supersede the terms of the Stock Option Plan.

By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Options.

LIGHTLAKE THERAPEUTICS INC.

Optionee	Roger Crystal, Chief Executive Officer

EXHIBIT B

Form of Notice of Exercise of Stock Option

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise the stock option(s) granted to me by Lightlake Therapeutics Inc., a Nevada corporation (the “Company”) on _______________ at a fair market value of US$ ______ per share. Pursuant to the terms of such option(s), I wish to purchase _______________ shares of the common stock covered by such option(s) at the exercise price(s) of US$ ______ per share via cashless exercise. These shares should be registered under the Securities Act of 1933, as amended, and delivered as follows:

Name:

Address:

Social Security Number:

I represent that I will not dispose of such shares in any manner that would involve a violation of applicable securities laws.

Dated:	By:

Name: